UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 0)*

                             GREENBRIAR CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, Par Value $0.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   393648 40 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               September 22, 2004
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Settlement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

CUSIP No.393648 40 7                                           Page 2 of 4 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


     Victor L. Lund I.R.S. Identification No.  Not Supplied
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

(a)
   -----------------------------------------------------------------------------
(b)
   -----------------------------------------------------------------------------
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     U.S.A.
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           108,994
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          -0-
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         108,994
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            -0-
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     108,994
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)

     [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     11.2%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions)


     IN
________________________________________________________________________________

                                  SCHEDULE 13G

CUSIP No.393648 40 7                                           Page 3 of 4 Pages



Item 1(a).  Name of Issuer:


            Greenbriar Corporation
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

            1755 Wittington Place, Suite 340
            Dallas, TX  75234
            ____________________________________________________________________

Item 2(a).  Name of Person Filing:


            Victor L. Lund
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            1755 Wittington Place, Suite 340
            Dallas, TX  75234
            ____________________________________________________________________

Item 2(c).  Citizenship:


            USA
            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:


            Greenbriar Corporation Common Stock
            ____________________________________________________________________

Item 2(e).  CUSIP Number:


            393648 40 7
            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

            Not applicable

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: 108,994 shares


     (b)  Percent of class: 11.2%


     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote 108,994 shares.
                                                         --------------

          (ii)  Shared power to vote or to direct the vote 0.
                                                          ---

          (iii) Sole power to dispose or to direct the disposition of 108, 994 shares.
                ----------------

          (iv)  Shared power to dispose or to direct the disposition of 0.
                                                                       ---


Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable

                                  SCHEDULE 13G

CUSIP No.393648 40 7                                           Page 4 of 4 Pages

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


         Not applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company


         Not applicable

Item 8.  Identification and Classification of Members of the Group.


         Not applicable

Item 9.  Notice of Dissolution of Group.


         Not applicable

Item 10.  Certifications.

     (a)  Not applicable.


     (b) "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 22, 2004
------------------
Date


                                     By:          /s/ Victor L. Lund
                                        ----------------------------------------
                                                     Victor L. Lund